UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Expeditors International of Washington, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 29, 2019
Supplemental Biographical Information

On March 27, 2019, Expeditors International of Washington, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Shareholders to be held on May 7, 2019 (the “Annual Meeting”).

The Company is providing this supplement solely to update the biography of James M. DuBois, a member of the Board of Directors of the Company and a Director nominee for election to the Board at the Annual Meeting, to clarify his role with Cyemptive Technologies, Inc., a private company that provides cybersecurity and infrastructure management services. In addition to serving on the technical advisory boards of several startups, private companies, and VC partnerships, Mr. DuBois also serves part-time as Chief Strategy Officer and on the board of directors of Cyemptive Technologies, Inc.

Important Information

This Supplement should be read in conjunction with the Proxy Statement, including Mr. DuBois’ full biography on page 6 of the Proxy Statement. This Supplement does not change or update any of the other information contained in the Proxy Statement. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 42 of the Proxy Statement for instructions on how to do so.